CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 25 to Registration Statement No. 033-71686 of Separate Account A of Union Security Life Insurance Company of New York on Form N-4 (the "Post-Effective Amendment"), of our report dated February 23, 2010, relating to the statements of assets and liabilities of Separate Account A of Union Security Life Insurance Company of New York as of December 31, 2009, and the related statements of operations and changes in net assets for the respective stated periods then ended, appearing in the Statement of Additional Information in Post-Effective Amendment No. 24 to the Registration Statement, which is incorporated by reference in this Post-Effective Amendment, and to the reference to us under the heading "Experts" in such Statement of Additional Information.

/s/ Deloitte & Touche LLP
Hartford, Connecticut
May 25, 2010